BlackRock Small Cap Growth Fund II

77(I)

Terms of new or amended securities

Effective September 29, 2006, the establishment and designation of Classes are as follows:

1.

The Class A Shares of the Series are redesignated Investor A Shares.  The Investor A Shares shall retain the same rights and preferences accorded to the Class A Shares prior to the redesignation.

2.

The Class B Shares of the Series are redesignated Investor B Shares.  The Investor B Shares shall retain the same rights and preferences accorded to the Class B Shares prior to the redesignation.

3.

The Class C Shares of the Series are redesignated Investor C Shares.  The Investor C Shares shall retain the same rights and preferences accorded to the Class C Shares prior to the redesignation.

4.

The Class I Shares of the Series are redesignated Institutional Shares.  The Institutional Shares shall retain the same rights and preferences accorded to the Institutional Shares prior to the redesignation.

5.

The classes of Shares established and designated are as follows:

a.

Investor A Shares

b.

Investor B Shares

c.

Investor C Shares

d.

Institutional Shares